Exhibit 5.1

July 3, 2025

ProKidney Corp.
2000 Frontis Plaza Blvd., Ste. 250
Winston-Salem, NC 2710

Re:	ProKidney Corp.
Post-Effective Amendment to Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to ProKidney Corp., a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-4 (File No. 333-286278) (the “Registration Statement”), relating to the issuance of shares (the “Shares”) of the Company’s (i) Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and (ii) the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) on the effective date of the Domestication (as defined below) upon automatic conversion by operation of law, on a one-for-one basis, of the Company’s then issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares” and together with the Class A Ordinary Shares, the “Ordinary Shares”). The Registration Statement was initially filed with the Securities and Exchange Commission by ProKidney Corp., formerly a Cayman Islands exempted company, that, effective as of July 1, 2025, deregistered as an exempted company in the Cayman Islands pursuant to Sections 206 and 207 of the Companies Act (as amended) of the Cayman Islands and continued its existence under the General Corporation Law of the State of Delaware (the “DGCL”) as a corporation incorporated in the State of Delaware pursuant to Section 388 of the DGCL (the “Domestication”).

Effective as of July 1, 2025, the Company consummated the Domestication. The Domestication was subject, among other things, to approval from the shareholders of the Company at an annual general meeting of shareholders to adopt the Domestication (the “Shareholder Approval”).

In connection with the filing of the Amendment, we have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.  We have also assumed that the certificates for the shares of Class A Common Stock and the certificates for the shares of Class B Common Stock will conform to the specimens thereof filed as exhibits to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock or, if uncertificated, valid book-entry notations for the delivery of the shares of Common Stock in uncertificated form will have been duly made in the share register of the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

ProKidney Corp.
July 3, 2025

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the DGCL.

B.
We have assumed that (i) the shareholders of the Company provided the Shareholder Approval necessary under the applicable laws of the Cayman Islands, and (ii) all other necessary action was taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals, authorizations, and actions from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication were obtained or performed.

C.	We have assumed that the Ordinary Shares outstanding immediately prior to the Domestication were duly authorized for issuance, validly issued, fully paid and non-assessable.

D.
This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Amendment.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld LLP

AKIN, GUMP, STRAUSS, HAUER, & FELD LLP